Exhibit 99.1

NEWS RELEASE

For Information: Robin Brown Executive Vice President (803) 951-0507 rbrown@firstcommunitysc.com

First Community Bank Expands to Rock Hill, South Carolina Region

With Team of Veteran Local Bankers

March 1, 2022 (Lexington, SC) – First Community Bank, headquartered in Lexington, South Carolina, is expanding to York County, South Carolina with the intent to open a loan production office in Rock Hill. Catherine H. Faircloth, a Rock Hill native and veteran banker will lead this new market for First Community as Regional Market President. Joining her are Michael Clowney as Senior Vice President & Business Development Director and Anne Lambert as Vice President & Commercial Banker. Sally Anne Williamson will support this lending team as the Paralender for this new market. First Community plans to follow this loan production office with a full-service banking office in the Rock Hill area.

Faircloth, Clowney and Lambert bring more than a combined 56 years of banking experience in the Rock Hill region, primarily working with local businesses and professionals. Faircloth commented on First Community’s expansion by saying, “Our team is excited to become a part of the First Community Bank family. We are passionate about our region and joining First Community allows us to continue to serve local businesses and professionals with a partner focused on their unique needs. With First Community’s strong record of success and similar values, we knew this was a great fit for us.”

Founded in 1995, First Community Bank operates 21 full-service offices and has over 250 employees in the Midlands and Upstate of South Carolina and the Aiken and Augusta, Georgia areas. The bank has three primary lines of business including commercial and retail banking, residential mortgage lending, and financial planning/investment advisory services.

First Community sees tremendous growth opportunities in York County. “Business activity in Rock Hill, Fort Mill and Tega Cay is strong, and we have found the right bankers to lead our introduction into this market,” said Michael Crapps, CEO of First Community Bank. “We are very pleased to assemble a team that matches our distinct style of banking and that will serve the many area local businesses, professionals, organizations and individuals with a high level of financial solutions.”

York County is the seventh-largest county in South Carolina with Rock Hill the fifth-largest city in the state. Rock Hill is located along the Catawba River and is home to numerous nature trails, restaurants, parks and three colleges, including Winthrop University. Next year will see the first phase opening of The Carolina Panthers Rock Hill Development, an innovative world-class sports complex and destination for the entire region, offering entertainment, dining, retail, medical care, housing, and outdoor recreation.

“Anytime we are considering a new market, it’s important we really get to know the things that make it distinct,” said Ted Nissen, First Community Bank President and Chief Banking Officer. “The Rock Hill region is an economic force of its own yet retains a great mix of traditional businesses as well as new ones in technology and other modern industries - all while being recognized as one of the best places to live.”

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First Community Bank, founded in 1995 and headquartered in Lexington, South Carolina, is a wholly owned subsidiary of First Community Corporation (NASDAQ: FCCO). First Community is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending, and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Upstate and Aiken, South Carolina, markets, as well as the Augusta, Georgia area. For more information on First Community Bank, visit www.firstcommunitysc.com.